Exhibit 16


[LETTERHEAD OF ERNST & YOUNG LLP]



August 19, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated August 14, 1998 of EquiMed,
Inc. (the "Registrant") and we do not believe it is complete and/ or accurate as described in the following.

The date of our resignation indicated in Items 4(i), (iv) and (v) of Form 8-K dated August 14, 1998 of the Registrant should be July 27, 1998.

The reason for our resignation was not correctly described by the Registrant in Items 4(i) and (v). Our resignation letter to the Registrant, dated July 27, 1998, a copy of which is attached, stated that the reasons for our resignation involved
(1) disagreements with the Registrant regarding its disclosure obligations; (2) difficulties in obtaining information related to: (a) certain transactions with related parties; (b) the adequacy of collateral securing indemnification commitments of the Registrant's Chairman; and (c) the Registrant's lack of liquidity and its ability to meet its obligations as they come due; and (3) disagreements with respect to the 1997 audit which are discussed in the following paragraph. In Item 4(iv) and (v) the Registrant described the reasons for our resignation as a fee dispute. Our letter concluded, "We have persevered in our [auditor] relationship through a difficult period, despite the Company's lack of payment of our fees, in the hope that we could, with the Audit Committee's assistance, conclude a process that would bring to the public appropriate disclosure of the Company's 1997 results. We do not believe this can be achieved, and accordingly, have concluded that we must resign."

Item 4(iv) of Form 8-K dated August 14, 1998 of the Registrant fails to refer to the following disagreements, as defined in
Item 304(a)(i)(iv) of Regulation S-K, during the audit of the consolidated financial statements for the year ended December 31, 1997, which was not completed at the time of the resignation.
E&Y previously provided this list of items to the Registrant by letter dated August 6, 1998.

                                             Page 2
                                             August 19, 1998


     - Ernst & Young identified adjustments which materially reduced the Registrant's operating results previously reported in Form 10-Q for the three quarters of 1997. Ernst & Young advised the Registrant to amend the financial statements previously filed on Form 10-Q for the three quarters of 1997 and file a Form 8-K that the financial statements included in Form 10-Q for the three quarters of 1997 should not be relied upon. The Registrant advised Ernst & Young that it did not believe it was necessary to file a Form 8-K that stated that the financial statements included in Form 10-Q for the three quarters of 1997 should not be relied upon. Subsequently, the Registrant filed a Form 8-K on July 28, 1998 stating that the financial statements included in Form 10-Q for the three quarters of 1997 should not be relied upon.

     - Ernst & Young advised the Registrant that it believed there was a disagreement in connection with the incomplete audit of the consolidated financial statements for the year ended December 31, 1997 with respect to the provision for certain liabilities and that it was not certain that the matter was satisfactorily resolved prior to the resignation.

In addition, Item 4(v) of Form 8-K dated August 14, 1998 of the Registrant did not refer to the following reportable events, as described in Item 304(a)(i)(v) of Regulation S-K, relating to the year ended December 31, 1996 which were reported in a management letter dated May 21, 1997 to the Board of Directors and Audit
Committee:

     - Procedures are not in place to assure all adjustments to the Registrant's accounting records, including general journal entries, are reviewed, approved, and supported with documentation or appropriate explanations.

     - Procedures are not in place to assure that routine reconciliations, reviews and analyses of the Registrant's significant account balances are performed on a timely basis.

Regarding the statements concerning the lack of internal control to prepare financial statements, included in the above paragraph, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the Registrant's 1996 financial statements.

                                             Page 3
                                             August 19, 1998

Regulation S-K Item 304(a)(3) states, "The Registrant shall provide the former accountant with a copy of the disclosures it is making in response to this Item 304(a) that the former accountant shall receive no later than the day the disclosures are filed with the Commission." The Registrant filed its Form 8-K with the Commission on August 14, 1998, and provided Ernst & Young with a copy on August 17, 1998.

                              /s/ Ernst & Young LLP

[LETTERHEAD OF ERNST & YOUNG]




July 27, 1998



Dr. Douglas R. Colkitt
Chairman of the Board,
   Chief Executive Officer & President
EquiMed, Inc.
2171 Sandy Drive
State College, Pennsylvania 16803

Dear Dr. Colkitt:

We wish to advise you that Ernst & Young has reached the decision to resign as auditors of EquiMed, Inc. as of today, July 27, 1998.

This decision, reached today after months of effort at attempting to work with EquiMed to complete an audit of the Company's 1997 financial statements, is based upon the following:

- Disregard of disclosure obligations - We have discussed with management and the Audit Committee the need for EquiMed, as a public company, to communicate clearly with the public about the state of its financial affairs, most especially with respect to quarterly financial statements which we believe reflect serious errors. The Company, in our view, has a responsibility as the preparer of the financial statements to correct those errors by filing a Form 10-Q/A with the Securities and Exchange Commission. After our prolonged urging about the Company's responsibility in this regard, the Company last week issued a press release that stated that its Form 10-Qs for the three quarters of 1997 will be restated and should no longer be relied upon. The Company, however, to the best of our knowledge has yet to file a Form 8-K containing the press release with the Securities and Exchange Commission. We do not believe the Company and its audit committee has responded appropriately to our communications.

- Difficulty of obtaining information - Commencing in February 1998, we made repeated requests for information needed to perform the audit. The need for this information has been discussed with members of senior management on numerous occasions and most recently with the Audit Committee. As recently as July 17th, we attached a list of still outstanding items and stressed the need for them to be satisfactorily furnished to us. Areas requiring additional information and audit support included:

                                             Page 2
                                             July 27, 1998


     -    Certain transactions with related parties;
     - The adequacy of collateral securing indemnification commitments of the Chairman; and
     - Concerns about the Company's lack of liquidity and its ability to meet its obligations as they come due.

     The difficulty of obtaining this information, and the continued need with the passage of time for yet more information about additional matters, lead us to doubt that an audit could be completed.

- Disagreements with respect to the 1997 audit - In addition to the matter discussed under "Disregard of disclosure obligations," EquiMed and Ernst & Young disagreed on the subject of reserves for contingent tax liabilities. The matter was contentious and we are not yet certain that it has been resolved.

We have persevered in our relationship through a difficult period, despite the Company's lack of payment of our fees, in the hope that we could, with the Audit Committee's assistance, conclude a process that would bring to the public appropriate public disclosure of the Company's 1997 results. We do not believe this can be achieved, and accordingly, have concluded that we must resign.

Attached is a letter confirming our resignation which we have sent to the Securities and Exchange Commission. We refer the Company to Item 4 of Form 8-K, "Changes in Registrant's Certifying Accountant," with respect to the Company's obligation to report our resignation and certain, matters on Form 8-K. We request that you provide us with a draft of the Form 8-K as soon as possible.

                              Yours very truly,



                              /s/ Tim R. Hannon
                                  Partner

cc:  Mr. Caravan
     Dr. Derdel
     Mr. Keister